UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 8-K

                            Current Report
                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):  October 6, 1999


                    Commission File Number 000-27852

                        PLATINUM ENTERTAINMENT, INC.
            (Exact name of registrant as specified in its charter)

                    Delaware                        36-3802328
            (State or other jurisdiction of     (I.R.S. Employer
            incorporation or organization)       Identification No.)

                            2001 Butterfield Road
                        Downers Grove, Illinois 60515
        (Address of principal executive offices, including zip code)

                            (630) 769-0033
            (Registrant's telephone number, including area code)



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Item 5.	Other Events.

Platinum Entertainment, Inc. (the "Company") sold 798,856 shares of common stock of musicmaker.com, Inc. (Nasdaq: HITS) on October 6, 1999 for net proceeds of $7,289,314, or $9.125 per share.

The sale results in a realized gain of $6,539,314 to the Company. The Company received its stake in musicmaker.com, the Internet's largest music download and custom CD vendor, in exchange for $750,000 in common stock of the Company in September 1998. In addition, the Company granted musicmaker.com the exclusive right to its music catalog for Internet downloads and "burn and mail" compilations for two years, and thereafter a non-exclusive right to its music catalog for Internet downloads and "burn and mail" compilations for an additional three years. Shares of common stock of musicmaker.com, Inc. began publicly trading in July 1999.

The Company will continue to participate and support its relationship with musicmaker.com through its profit sharing arrangement, license agreement and marketing and advertising agreement with musicmaker.com.

The Company will use $1,400,000 of the proceeds to permanently pay-down its revolving bank credit commitment with First Source Financial, Inc. The remainder of the proceeds will be used for general corporate purposes.
In addition, the Company negotiated an amendment to its credit agreement with First Source with a revised loan due date of March 31, 2000, without prepayment penalties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Platinum Entertainment, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized, on this 13th day of October, 1999.

                                    PLATINUM ENTERTAINMENT, INC.




                                    By: /s/  STEVEN DEVICK
                                    Steven Devick
                                    Chairman of the Board, President
                                    and Chief Executive Officer